Exhibit 2.1

Deed roll no. H 1054/2001

Deed roll no. H 1054/2001

Share Exchange and Assignment Agreement

Today, this twenty-third day of April of the year two thousand and one appeared before me, Notary

/s/ Dr. Armin Hauschild
Dr. Armin Hauschild,

having offices in Blumenstrasse 28, 40212 Düsseldorf, in my offices:

1. Prof. Dr. Peter Stadler

resident at Wilhelmstrasse 10, 42781 Haan,

Prof. Stadler declares that he acts

a. in his own name

as well as as a representative of:

b. International BM Biomedicine Holdings AG

with its corporate seat at Nauenstrasse 41, CH-4002 Basel

Prof. Stadler is duly authorized and released from the restrictions of s. 181 Civil Code by written power of attorney dated April 19, 2001.

c. Max-Planck-Gesellschaft zur Förderung der Wissenschaften e.V.

with its corporate seat in Berlin and its business address at Hofgartenstrasse 8, 80539 München

Prof. Stadler is duly authorized and released from the restrictions of s. 181 Civil Code by written power of attorney dated April 23, 2001.

d. Prof. Dr. Christiane Nüsslein- Volhard

business address at Spemannstrasse 35, 72076 Tübingen

Prof. Stadler is duly authorized and released from the restrictions of s. 181 Civil Code by written power of attorney.

e. Prof. Dr. Klaus Rajewsky

resident at Bachemer Strasse 95, 50933 Köln

Prof. Stadler is duly authorized and released from the restrictions of s. 181 Civil Code by written power of attorney dated April 2, 2001.

2. Dr. Gabriele Rosskopf,

Maybachstrasse 6, D-70469 Stuttgart,

Gabriele Rosskopf declares that she does not act in her own name but as a representative of:

a. Atlas Venture Fund II, Limited Partnership

with its principal place of business at 222 Berkeley Street, Suite 1950, Boston, MA 02116, USA

Gabriele Rosskopf is duly authorized and released from the restrictions of s. 181 German Civil Code by written power of attorney dated April 4, 2001.

b. Atlas Venture Germany B.V.

with its corporate seat at Leeuwenveldseweg 16, 1382 LX Weesp, The Netherlands

Gabriele Rosskopf is duly authorized and released from the restrictions of s. 181 German Civil Code by written power of attorney dated April 3, 2001.

c. Atlas Venture Europe Fund B.V.

with its corporate seat at Leeuwenveldseweg 16, 1382 LX Weesp, The Netherlands

Gabriele Rosskopf is duly authorized and released from the restrictions of s. 181 German Civil Code by written power of attorney dated April 3, 2001.

d. Prof. Stelios Papadopoulos

resident at 1285 Avenue of the Americas, New York, NY 10019, USA

Gabriele Rosskopf is duly authorized and released from the restrictions of s. 181 German Civil Code by written power of attorney dated April 4, 2001.

e. Adwest Limited Partnership

with its principal place of business at 75 State Street, Boston, MA 02109, USA

Gabriele Rosskopf is duly authorized and released from the restrictions of s. 181 German Civil Code by written power of attorney dated April 6, 2001.

f. Advent Partners Limited Partnership

with its principal place of business at 75 State Street, Boston, MA 02109, USA

Gabriele Rosskopf is duly authorized and released from the restrictions of s. 181 German Civil Code by written power of attorney dated April 6, 2001.

g. Rovent II Limited Partnership

with its principal place of business at 75 State Street, Boston, MA 02109, USA

Gabriele Rosskopf is duly authorized and released from the restrictions of s. 181 German Civil Code by written power of attorney dated April 6, 2001.

h. Advent Performance Materials Limited Partnership

with its principal place of business at 75 State Street, Boston, MA 02109, USA

Gabriele Rosskopf is duly authorized and released from the restrictions of s. 181 German Civil Code by written power of attorney dated April 6, 2001.

i. Oxford Bioscience Partners II Limited Partnership

with its principal place of business at 31 St. James Ave., Boston, MA 02116, USA

Gabriele Rosskopf is duly authorized and released from the restrictions of s. 181 German Civil Code by written power of attorney dated April 6, 2001.

j. Oxford Bioscience Partners (Adjunct) II Limited Partnership

with its principal place of business at 31 St. James Ave., Boston, MA 02116, USA

Gabriele Rosskopf is duly authorized and released from the restrictions of s. 181 German Civil Code by written power of attorney dated April 6, 2001.

k. Oxford Bioscience Partners (GS-Adjunct) II Limited Partnership

with its principal place of business at 31 St. James Ave., Boston, MA 02116, USA

Gabriele Rosskopf is duly authorized and released from the restrictions of s. 181 German Civil Code by written power of attorney dated April 6, 2001.

l. Oxford Bioscience Partners (Bermuda) II Limited Partnership

business address at c/o Westbroke Limited, Richmond House, 12, Par-la-ville Road, P.O. Box, Hamilton HM DX, Bermuda

Gabriele Rosskopf is duly authorized and released from the restrictions of s. 181 German Civil Code by written power of attorney dated April 6, 2001.

m. Global Life Science Holding V GmbH

with its corporate seat at Von-der-Tann-Str. 3, 80539 München

Gabriele Rosskopf is duly authorized and released from the restrictions of s. 181 German Civil Code by written power of attorney dated April 20, 2001.

n. Exelixis, Inc.

170 Harbor Way, P.O. Box 511, South San Francisco, CA 94083-0511

Gabriele Rosskopf is duly authorized and released from the restrictions of s. 181 German Civil Code by written power of attorney dated April 4, 2001.

o. Biotechvest Limited Partnership

business address at c/o Farley Industries Inc., 500 Sears Tower, 233 South Wacker Drive, Chicago, IL 60606, USA

Ms. Rosskopf is duly authorized and released from the restrictions of sec. 181 German Civil Code by written power of attorney dated April 4, 2001.

3. Dr. Martin Bell

business address Friedrich-Ebert-Anlage 4, 60325 Frankfurt,

Dr. Bell declares that he does not act in his own name but as a representative of:

a. 3i Group Investments Limited Partnership

with its principal place of business at 91 Waterloo Road, SE1 8XP London, UK

Dr. Bell is duly authorized and released from the restrictions of s. 181 Civil Code by written sub-power of attorney dated April 9, 2001 and power of attorney dated October 1, 1999.

b. tbg Technologie-Beteiligungs-Gesellschaft mbH der Deutschen Ausgleichsbank

with its corporate seat at Ludwig-Erhard-Platz 3, 53179 Bonn

Dr. Bell is duly authorized and released from the restrictions of s. 181 Civil Code by written power of attorney dated March 20, 2001.

4. Mr. Thilo Gewaltig

business address Unter Sachsenhausen 4, 50667 Köln,

Mr. Gewaltig declares that he does not act in his own name but as a representative of:

MILOS Vermögensverwaltungs GmbH

with its corporate seat at Unter Sachsenhausen 4, 50667 Köln

Mr. Gewaltig is duly authorized by written power of attorney dated September 13, 2000.

5. Mr. Hubertus von Blomberg

business address Kaiserstr. 16, 60311 Frankfurt am Main,

Mr. von Blomberg declares that he does not act in his own name but as a representative of:

CBG Commerz Beteiligungsgesellschaft mbH

with its corporate seat at Kaiserstrasse 16, 60311 Frankfurt/Main

Mr. von Blomberg is duly authorized by written power of attorney dated April 23, 2001.

The persons appearing under 1. and 3. were introduced to the notary by the personally known Dr. Norbert Zimmermann. The persons appearing under 2, 4 and 5 identified themselves by identity card.

The persons appearing - stating that they are in sufficient command of the English language - hereby request this Notarized Deed to be executed in the English language.

The persons appearing deny any prior involvement of this Notary, pursuant to  3 (1), sentence 1, no. 7 Notarization Act.

Thereupon, the persons appearing declare for notarization:

SHARE EXCHANGE AND ASSIGNMENT AGREEMENT

dated

23 April 2001

By And Among

1. International BM Biomedicine Holdings AG

2. Atlas Venture Fund II, Limited Partnership

3. Atlas Venture Germany B.V.

4. Atlas Venture Europe Fund B.V.

5. Prof. Stelios Papadopoulos

6. Adwest Limited Partnership

7. Advent Partners Limited Partnership

8. Rovent II Limited Partnership

9. Advent Performance Materials Limited Partnership

10. Oxford Bioscience Partners II Limited Partnership

11. Oxford Bioscience Partners (Adjunct) II Limited Partnership

12. Oxford Bioscience Partners (GS-Adjunct) II Limited Partnership

13. Oxford Bioscience Partners (Bermuda) II Limited Partnership

14. Biotechvest Limited Partnership,

15. 3i Group Investments Limited Partnership

16. Global Life Science Holding V GmbH

17. tbg Technologie-Beteiligungs-Gesellschaft mbH der Deutschen Ausgleichsbank

18. MILOS Vermögensverwaltungs GmbH

19. CBG Commerz Beteiligungsgesellschaft GmbH

20. Max-Planck-Gesellschaft zur Förderung der Wissenschaften e.V.

- hereinafter individually referred to as a "Seller"

and collectively as "Sellers" -

AND

21. Prof. Dr. Peter Stadler

22. Prof. Dr. Christiane Nüsslein-Volhard

23. Prof. Dr. Klaus Rajewsky

- hereinafter individually referred to as an "Option Seller"

and collectively as "Option Sellers" -

AND

24. Exelixis, Inc.

- hereinafter referred to as "Purchaser" -

- each of the Sellers, the Option Sellers and the Purchaser individually in the following "Party"

and, jointly, the "Parties" -

CONTENTS

List of Schedules *

1. DEFINITIONS 1

2. Exchange of Shares 2

3. Call-Option 3

4. Put-Option 4

5. Conditions Precedent 5

6. REPRESENTATIONS AND WARRANTIES 6

7. Liability 7

8. Tax Indemnification 8

9. Time Limitation 9

10. Covenants 10

11. Legal and Other Costs 11

12. Governing Law and Arbitration 12

13. MISCELLANEOUS 13

List of Schedules

Schedule C(i) Sale Shares

Schedule C(ii) Option Shares

Schedule C(iii) Pool Shares

Schedule F ESOP Agreement

Schedule 1 Form of Option Notice

Schedule 5.1(d) Members of the Shareholders' Committee to resign

Schedule 5.1(e) Form of Stockholder Certification

Schedule 5.1(f) Form of Lock-up Agreement

Schedule 5.1(g) Registration Rights Agreement

Schedule 5.1 (i) Option Sellers' and Purchaser's Declaration

Schedule 6.2.6 Restrictions to Title and Liens on Assets

Schedule 6.2.7 Intellectual Property owned by the Company

Schedule 6.2.12 List of employees participating in ESOP

Schedule 6.2.13 List of Key Employees

Schedule 6.5 Disclosure Letter

Schedule 13.2 List of Addresses

WHEREAS:

A. Artemis Pharmaceuticals GmbH is a limited liability company organized and existing under the laws of Germany, registered with the commercial register of the local court of Köln under HRB number 29566 and has its corporate seat in Köln, Germany (the "Company").

B. The Company is engaged in the business of research into and development of new therapies, methods of diagnosis and drugs for different kinds of diseases by genetic, biochemical and biological means. The Company does not itself produce, store or distribute any drugs. Drugs are always produced by licensed pharmaceuticals producers. The drugs are stored with the producer and distributed solely through pharmaceuticals wholesalers.

C. The Company has a share capital in the nominal amount of DEM 787,400 which is divided into:

(i) thirty three (33) shares in the total nominal amount of DEM 399,500 which are owned by the Sellers and are more fully described in Schedule C (i) (the "Sale Shares"),

(ii) six (6) shares in the total nominal amount of DEM 113,500 which are owned by the Option Sellers and are more fully described in Schedule C (ii) (the "Option Shares"),

(iii) sixteen (16) shares in the total nominal amount of DEM 154,400 which are owned by the Company itself and are more fully described in Schedule C (iii) (the "Pool Shares"), and

(iv) two (2) shares in the nominal amounts of DEM 14,500 and DEM 105,500 respectively, which are owned by the Purchaser (the "Purchaser Shares").

D. The Sellers are willing to exchange the Sale Shares for common stock of the Purchaser ("Exelixis Stock") and the Purchaser is willing to exchange Exelixis Stock for the Sale Shares subject to the terms and conditions hereinafter set forth.

E. The Option Sellers are willing to grant to the Purchaser an option (the "Call-Option") for the exchange of Option Shares for Exelixis Stock and the Purchaser is willing to grant an option (the "Put- Option") to the Option Sellers for the exchange of Option Shares for Exelixis Stock subject to the terms and conditions hereinafter set forth.

F. The Pool Shares are to be used exclusively for purposes of the Artemis employee phantom stock option plan (the "ESOP") as set forth in the ESOP Agreement attached as Schedule F, which is annexed for identification purposes only.

NOW, THEREFORE, the Parties hereby agree as follows:

  DEFINITIONS

  The following terms shall have the following meanings where used in this Agreement, unless expressly otherwise stated or evident in the context. The singular (where appropriate) shall include the plural and vice versa and references to Schedules and Clauses shall mean schedules and clauses of this Agreement:

"1999 Accounts"	shall mean the statutory audited balance sheet and profit and loss statement of the Company including the notes thereto as of December 31, 1999, together with the auditors report (Prüfungsbericht);

"2000 Accounts"	shall mean the statutory balance sheet and profit and loss statement of the Company including the notes thereto as of December 31, 2000;

"Actual Knowledge"	shall have the meaning set forth in Clause 6.5;

"Agreement"	shall mean this Share Exchange and Assignment Agreement and its Schedules;

"Best Knowledge"	shall have the meaning set forth in Clause 6.5;

"Business"

  shall mean the business of research into and development of new research tools, therapies and methods of diagnosis for different kinds of diseases by genetic, biochemical and biological means using zebrafish and mice as genetic model organisms;

"Company"	shall have the meaning as set out in the preamble of this Agreement;

"Environmental Laws"	shall have the meaning as set out in Clause 6.2.10 of this Agreement;

"ESOP"	shall mean the Artemis employee phantom stock option plan as described in the ESOP Agreement;

"ESOP Agreement"	shall mean the ESOP Agreement in the form set forth in Schedule F;

"Exelixis Stock"	shall mean any number of shares of the common capital stock of the Purchaser standing in the name of the Purchaser on the books of the Purchaser;

"German GAAP"	shall mean the generally accepted accounting principles (Grundsätze ordungsmäßiger Buchführung) in the meaning of Sec. 238 (1) et seq. of the German Commercial Code;

"Insurance Policies"	shall have the meaning as set out in Clause 6.2.11 of this Agreement;

"Intellectual Property"	shall mean German and foreign patents, copyrights, trademarks and applications and licenses therefor;

"Material Contract"

  shall mean any contract providing for obligations of the Company with an aggregate value of more than DEM 500,000, or which may not be terminated by the Company with a notice period of less than six (6) months;

"Managing Sellers"

  shall mean the Sellers and the Option Sellers represented on the Company's shareholders' committee on the date hereof, i.e. International BM Biomedicine Holdings AG (represented by Prof. Jürgen Drews until March 31, 2001), Atlas Venture Fund II, Limited Partnership (represented by Mr. Jean Francois Formela), Prof. Stelios Papadopoulos and Prof. Peter Stadler.

"Monetary Compensation Value"

  shall mean for each Seller and Option Seller the NASDAQ closing price of the Exelixis Stock on the Sale Closing Date converted into Euro (applying the official European Central Bank exchange rate of the Sale Closing Date) multiplied with the number of Exelixis Stock received by such Seller or Option Seller as set forth in Schedule C (i) and Schedule C (ii).

"Option Closing Date"	shall mean the day on which the notary receives the stock certificates representing the relevant Exelixis Stock.

"Option Notice"	shall mean the written notice substantially in the form attached as Schedule 1 on the exercise of a Call-Option or a Put- Option;

"Option Seller"	shall mean any individual set forth at nos. 21 through 23;

"Option Shares"	shall mean the shares in the Company owned by the Option Sellers as set forth in Schedule C (ii);

"Ordinary Course of Business"	shall mean the course of business of the Company consistent with past customs and practices and in accordance with good and sound business practice;

"Party"	shall mean the Purchaser, a Seller or an Option Seller, as the context may require, and "Parties" shall be construed accordingly;

"Pool Shares"	shall mean the shares in the Company owned by the Company itself as set forth in Schedule C (iii);

"Purchaser"	shall have the meaning as set out in the preamble to this Agreement;

"Purchaser Shares"	shall mean the shares in the Company owned by the Purchaser as set out in the preamble to this Agreement;

"Sale Closing Date"	shall mean the day on which the last of the conditions precedent set forth in Clause 5.1(c) through 5.1 (j) is fulfilled;

"Sale Shares"	shall mean the shares in the Company owned by the Sellers as set forth in Schedule C (i);

"Seller"	shall mean any individual, legal entity and partnership set forth at nos. 1 through 20 above or its respective universal legal successor (Gesamtrechtsnachfolger);

"Taxes"

  shall mean the corporate income tax, solidarity surcharge, turnover tax and any other taxes and similar charges (including social security charges) imposed by any authority, including all penalties and interest;

  Exchange of Shares

    2.1 Sale and Assignment of Sale Shares. The Sellers hereby offer to sell the Sale Shares with all rights attached thereto to the Purchaser in exchange for Exelixis Stock and to assign the Sale Shares with effect as of the Sale Closing Date to the Purchaser, subject to the terms and conditions hereinafter set forth. The Purchaser hereby accepts such offer. The Purchaser hereby offers to sell the Exelixis Stock with all rights attached thereto to the Sellers in exchange for the Sale Shares and to assign the Exelixis Stock with effect as of the Sale Closing Date to the Sellers, subject to the terms and conditions hereinafter set forth. The Sellers hereby accept such offer.

    2.2 Additional Consideration. In the event that within a period of one year after the Sale Closing Date

      2.2.1 the Purchaser sells or agrees to sell the Company (i.e all or substantially all of the Sale Shares and all or substantially all of the acquired Option Shares or all or substantially all of the Company's assets) to one or more third parties not affiliated with Exelixis in the meaning of Sec. 15 et seq. of the Stock Corporation Act (hereinafter the "Trade Sale") for a consideration which is more than 10 % higher than the consideration paid by the Purchaser (to be calculated on the basis of the average price on the Nasdaq National Market during the 10 days prior to and including the Sale Closing Date); or

      2.2.2 the shares of Artemis are (after its transformation into a stock corporation) listed on a stock exchange and are initially offered (hereinafter the "IPO") at a value exceeding the consideration paid by the Purchaser (to be calculated on the basis of the closing price on the Nasdaq National Market on the day prior to the Sale Closing Date) by more than 10%;

  the difference (hereinafter the "Profit") between the consideration paid by the Purchaser under this Agreement and the proceeds from the Trade Sale or the valuation of the shares in an IPO shall be paid to the Sellers and Option Sellers after the Purchaser has deducted underwriting fees, discounts and other reasonable costs and expenses incurred in the preparation and implementation of the Trade Sale or the IPO. Each Seller and Option Seller shall be entitled to receive a share of the Profit which shall be equal to its share in the total nominal share capital of the Company immediately prior to the Sale Closing Date as set forth in Schedules C (i) and C (ii) not taking into account the Pool Shares.

    2.3 Consideration. The share capital of the Company in the total nominal amount of DEM 787,400 (say: seven hundred eighty seven thousand four hundred deutschmarks) has been agreed by the Parties to have a value as of the Sale Closing Date equivalent to 3,200,000 (say: three million two hundred thousand) Exelixis Stock. Consequently, the Purchaser shall transfer 4.064 (say: four point zero sixty four) shares of Exelixis Stock with all rights attached thereto in exchange for each DEM 1 (say: one deutschmark) of the nominal value of the Sale Shares to be assigned to the Purchaser by the respective Seller. The calculated number of Exelixis Stock to be transferred to each Seller shall be rounded down to the nearest whole number and fractional shares will be paid for in cash based on the closing price on the Nasdaq National Market on the day prior to the Sale Closing Date. Schedule C (i) sets forth the number of Exelixis Stock to be transferred to each individual Seller.

    2.4 Exchange of Sale Shares and Exelixis Stock. The exchange shall be effected on the Sale Closing Date by the assignment of the Sale Shares to the Purchaser taking effect and the Purchaser transferring title to the Exelixis Stock to be transferred to the Sellers in consideration thereof in the form of stock certificates each representing the number of shares of Exelixis Stock to be exchanged for the Sale Shares of each of the Sellers, and such transfer of title shall become effective on the Sale Closing Date.

  Call-Option

    3.1 The Option Sellers hereby grant to the Purchaser the option (hereinafter referred to as the "Call-Option") to exchange Exelixis Stock for the Option Shares held by each of the Option Sellers. The Purchaser may exercise the Call-Option with respect to each Option Seller independently, provided that the Call-Option must be exercised with respect to all the Option Shares held by such Option Seller.

    3.2 The number of Exelixis Stock to be exchanged for the Option Shares upon the exercise of a Call-Option shall be calculated in accordance with Clause 2.3. No adjustment shall be made for any fluctuations of the market price of Exelixis Stock. Schedule C (ii) sets forth the number of Exelixis Stock to be transferred to each individual Option Seller in case the Purchaser exercises the Call-Option.

    3.3 The Purchaser may exercise the Call-Option within the period from April 24, 2001 through January 31, 2002. Upon the Purchaser's request to be sent to Peter Stadler prior to January 31, 2002, this period shall be extended for Peter Stadler to any date through and including January 31, 2003 in the event that qualification for "pooling of interest" or other favorable accounting treatment would prohibit the exercise of the Call- Option.

    3.4 The Call-Option shall be exercised by an Option Notice signed on behalf of the Purchaser and sent to the respective Option Seller.

    3.5 On the Option Closing Date, the assignment to the Purchaser of the Option Shares held by the Option Seller with respect to whom the Call-Option has been exercised shall take effect and the Purchaser shall have transferred the Exelixis Stock to be exchanged for such Option Shares either, if practicable, to a deposit account designated by the Option Seller or in the form of a stock certificate representing the number of shares of Exelixis Stock to be exchanged for the Option Shares.

  Put-Option

    4.1 The Purchaser hereby grants to each of the Option Sellers the option (hereinafter referred to as the "Put-Option") to exchange the Option Shares held by them for Exelixis Stock. Each Option Seller may independently exercise the Put-Option, provided that it must be exercised with respect to all the Option Shares held by such Option Seller.

    4.2 The number of Exelixis Stock to be exchanged for the Option Shares held by an Option Seller upon the exercise of a Put-Option shall be calculated in accordance with Clause 2.3. No adjustment shall be made for any fluctuations of the market price of Exelixis Stock. Schedule C (ii) sets forth the number of shares of Exelixis Stock to be transferred to the Option Seller in case an Option Seller exercises the Put-Option.

    4.3 The Option Sellers may exercise the Put-Option within the period from April 1, 2002 through May 15, 2002. In the event that the Call-Option has been extended for Peter Stadler pursuant to Clause 3.3, the period for the exercise of the Put-Option for Peter Stadler shall begin on the date that is 90 days after the expiration of the Call-Option and shall end on 45 days thereafter.

    4.4 The Put-Option shall be exercised by an Option Notice signed by or on behalf of the Option Seller exercising the Put-Option and sent to the Purchaser.

    4.5 On the Option Closing Date, the assignment to the Purchaser of the Option Shares held by the Option Seller which exercised the Put-Option shall take effect and the Purchaser shall have transferred the Exelixis Stock to be exchanged for such Option Shares either, if practicable, to a deposit account designated by the Option Seller or in the form of a stock certificate representing the number of Exelixis Stock to be exchanged for the Option Shares.

  Conditions Precedent

    5.1 The Purchaser's obligation to exchange Exelixis Stock for Sale Shares and the Sellers' and Option Sellers' corresponding obligations are subject to the following conditions which are to be fulfilled on or before the Sale Closing Date (and, with respect to the obligations relating to the Option Shares para. (a) (bb) also on or before the Option Closing Date(s)), to the extent not waived by the Purchaser, except for the conditions set out in (i) and (j) which cannot be waived by the Purchaser:

      Warranties True: (aa) The representations and warranties given in Clause 6.1 by the Sellers and Option Sellers and in 6.2 by the Managing Sellers shall be true and correct in all material respects as of the Sale Closing Date.

      (bb) With respect to the exchange of Option Shares for the Option Sellers, the representation in Section 6.1.2(a) shall be true and correct in all material respects also on the Option Closing Date(s), with the same effect as though such representation had been made on and as of such date, provided, however, that an insolvency or similar proceeding over the Company or any other negative effect on the Option Shares resulting directly or indirectly from the control of the Purchaser over the Company after the Sale Closing Date shall in no event entitle the Purchaser to reject or delay the entry of an Option Closing Date.

      No Breach of Covenants: The covenants set forth in Clause 10 shall have been fully complied with in all material respects as of the Sale Closing Date, unless the Purchaser has granted its prior written approval to a deviation from the covenants and the Sellers and/or Option Sellers have remained within the limits of such deviation set by the Purchaser in its sole and absolute discretion.

      Corporate Action: The transfer of the Sale Shares and Option Shares to the Purchaser contemplated hereby shall have been approved by the Company's shareholders' committee (Gesellschafterbeirat) in accordance with Sec. 7 (1) of its articles of association and such approval shall be irrevocable. The Purchaser shall have received a copy of the resolution of the shareholders' committee.

      Resignation: The members of the Company's shareholders' committee (Gesellschafterbeirat) set forth in Schedule 5.1(d) have tendered their unconditional and irrevocable resignation to the Company as of the Sale Closing Date.

      Stockholder Certification: Each Seller and Option Seller has executed a Stockholder Certification in the form attached as Schedule 5.1(e).

      Lock-up Agreement: Each Seller and Option Seller has executed a Lock-up Agreement in the form attached as Schedule 5.1(f).

      Registration Rights Agreement: The Purchaser and the Sellers and Option Sellers have entered into the Registration Rights Agreement attached as Schedule 5.1(g).

      Proxy: The Option Sellers have given unconditional and irrevocable proxies to the Purchaser to exercise their voting rights in the shareholders' meeting. The proxies will contain a provision to the effect that the Purchaser shall indemnify the Option Sellers from all liabilities resulting from an exercise of their voting right by the Purchaser.

      Option Sellers' and Purchaser's Declaration: The Option Sellers and the Purchaser have signed the declaration attached hereto as Schedule 5.1(i).

      Delivery of Stock Certificates: The Stock Certificates representing the Exelixis Stock to be exchanged for the Sale Shares of each of the Sellers pursuant to Clause 2.4 have been delivered to the notary who shall notify the parties hereof without undue delay.

    5.2 The Parties shall make best efforts to cause all necessary action to be taken in order to have all the conditions precedent fulfilled as promptly as required and practicable. Unless the conditions set forth in Clause 5.1 have been fulfilled by May 7, 2001, the Sellers and Option Sellers, acting jointly, and the Purchaser may withdraw from this Agreement. The withdrawal may only be exercised until May 22, 2001. The withdrawal shall be notified to the respective other Parties by registered letter. In the event of a withdrawal, no Party shall have the right to assert any claims for damages against any other Party, except in case of intent (Vorsatz).

  REPRESENTATIONS AND WARRANTIES

    6.1 The Sellers and the Option Sellers hereby represent and warrant (in the meaning of a selbständige Garantie pursuant to Sec. 305 German Civil Code) each only with respect to the shares held by them that the statements set out in this Clause 6.1 are true and correct as of the date of the notarization hereof and on the Sale Closing Date:

       6.1.1 Valid Existence: The Company is a limited liability company validly existing under the laws of Germany, and has the corporate power to carry on the Business as now being conducted.

      6.1.2 Title and Authority to Assign the Shares; Capitalization:

      The Sellers own the Sale Shares as set forth in Schedule C (i) and the Option Sellers own the Option Shares as set forth in Schedule C (ii); the Sellers and the Option Sellers each have full power, capacity and authority to sell and assign their shares and to perform all other undertakings set forth in this Agreement. Subject to the provisions of the Company's articles of association and of any shareholders' agreements (to the extent not terminated), the Sale Shares and the Option Shares are freely transferable to the Purchaser and are free and clear of all restrictions on the ability to exercise the voting rights related to such shares. The Sale Shares and the Option Shares are not subject to claims, liens, charges and other encumbrances of any kind.

      The contributions on the registered capital have been fully made and there is no duty to make subsequent payments. To the Sellers' and Option Sellers' Best Knowledge, no hidden capital contributions in kind have been made.

    6.2 The Managing Sellers hereby represent and warrant to their Best Knowledge that the statements set out in this Clause 6.2 are true and correct as of the Sale Closing Date:

      6.2.1 Pool Shares: Subject to the terms of the ESOP Agreement, the Pool Shares are freely transferable and, after such transfer, are free and clear of all restrictions on the ability to exercise the voting rights related to such shares. The Pool Shares, subject to the terms of the ESOP Agreement, are not subject to claims, liens, charges and other encumbrances of any kind.

      6.2.2 No Breach: The execution of this Agreement and the consummation of the transaction contemplated herein and the fulfillment of the terms hereof, will not result in a breach of any judgement or order of any court or act of any governmental body, any applicable law or the articles of association of the Company.

      6.2.3 Second Round Financing: The Company's articles of association, the share sale and transfer agreement dated February 4, 2000 (notarial deed no. 528/2000 of Notary Dr. Norbert Zimmermann) and the Shareholders' Agreement dated May 24, 2000 (notarial deed no. 2370/2000 of Notary Dr. Norbert Zimmermann) have been implemented.

      6.2.4 The execution of this Agreement and the consummation of the transactions contemplated herein and the fulfillment of the terms hereof, will not result in a breach and will not give cause for termination of any Material Contract to which the Company is party.

      6.2.5 The Accounts: The 1999 Accounts and the 2000 Accounts have been prepared in conformity with German GAAP including but not limited to the valuation rules set forth in  252 German Commercial Code; subject to German GAAP they present a true and fair view of the assets and liabilities, the financial position and results of the Company.

      6.2.6 Assets :

      The Company has - unless otherwise disclosed in Schedule 6.2.6 - exclusive title to all the assets recorded as owned by it in the 2000 Accounts except for such assets which have been sold at ordinary market terms in the Ordinary Course of Business after December 31, 2000.

      None of the assets are - unless otherwise disclosed in Schedule 6.2.6 - subject to any liens or other encumbrances, except as noted in the 2000 Accounts.

      The Company owns or leases, and will following the consummation of the transactions contemplated herein continue to own and lease all the assets required to conduct the Business as currently conducted on a stand alone basis.

      To the Managing Sellers' Actual Knowledge, the Company owns all rights, including Intellectual Property, required to conduct the Business as currently conducted on a stand alone basis.

      6.2.7 Intellectual Property: The Company owns or has the right to use all Intellectual Property set forth in Schedule 6.2.7. To the Managing Sellers' Actual Knowledge

      none of the Intellectual Property used by the Company is subject to any order, judgement, assignment, pledge or other encumbrance;

      there are no pending or threatened proceedings, litigation or other adverse claims affecting any part of the Intellectual Property used by the Company;

      no person or entity is infringing any part of the Intellectual Property used by the Company.

      6.2.8 Compliance: The Company has been and is in full compliance with all material laws and regulations applicable to it, including terms and conditions set in any authorizations and approvals, and with the requirements of all relevant authorities, and the Company has obtained all applicable authorizations and approvals which are required under all laws and regulations.

      6.2.9 Permits: The Company is in possession of, and in full compliance with, all permits and other permits or licenses issued by any governmental authority which are required for the conduct or operation of the Business (or any part thereof); all such permits are in full force and effect.

      6.2.10 Environmental Matters:

      The Company is in full compliance with all legislation and administrative acts relating to environmental protection, health protection and occupational safety ("Environmental Laws").

      The Company has not made or committed any act, nor has the Company failed to take any act when legally required to do so, which would constitute a violation of any Environmental Law.

      All toxic and hazardous substances, products or waste ("Hazardous Substances") generated by the Company are disposed of in compliance with applicable Environmental Laws in effect now and at the time of such disposal.

      The land used by the Company is not contaminated in any way and there are no claims against the Company relating to its Business, operations and facilities resulting from any environmental matter, including the discharge, disposal, emissions, storage, accumulation, transport, leakage, spillage or other actions by the Company with respect to Hazardous Substances and the Company will not be liable for any investigation measures, clean-up or other remedying acts or any payment, compensation or indemnification in connection therewith.

      The Company has not received any written notice from any governmental authority or any other entity that any aspect of the Business, operations or facilities is in violation of or liable under any Environmental Law.

      6.2.11 Insurance: The Company's insurance policies are effective and provide the types and amounts of insurance coverage normal and customary for similar companies in Germany.

      6.2.12 Agreements, Contracts and Commitments: The Company is not party to, or bound by:

      any joint venture or stock option agreement, except for the ESOP Agreement entered into with the employees set forth in Schedule 6.2.12;

      any agreement outside the Ordinary Course of Business;

      any guarantee (Garantie, Bürgschaft) or other similar agreement or commitment to secure financial or other obligations of another person.

      6.2.13 Employment and Pension Agreements:

      There have been no increases or amendments to the benefit of the employees outside the Ordinary Course of Business in salaries, wages, fringe benefits or any other rights of such employees after December 31, 2000.

      None of the employees who are of key importance for the success of the Company and whose names are listed in Schedule 6.2.13 has announced his termination of his position or employment with the Company or has been terminated by the Company.

      There are no pension agreements with any present or former employees.

      6.2.14 Claims; Litigation : There are no actions, arbitration or other legal proceedings pending or threatened against the Company or by the Company against any other person or entity.

      6.2.15 Ordinary Course of Business:

      During the period from notarization hereof and until the Sale Closing Date, the Company has not taken any action or measure which is outside the Ordinary Course of Business, unless such action or measure is directly related to the transactions contemplated herein or has been approved by the Purchaser.

      There has not since December 31, 2000 been

        any adverse deviation by the Company from the Ordinary Course of Business;

        any material adverse change in the financial conditions, assets, liabilities (unconditional, conditional or contingent) or business prospects of the Company;

        any destruction or loss of or damage to any significant property of the Company whether or not covered by insurance;

        any distribution by the Company of any assets to its shareholders;

        any material adverse change in the relationships with any authorities;

        any change in the accounting systems, principles or practices of the Company;

        any other action, agreement or transaction by the Company that could have a material adverse effect on the assets or financial conditions of the Company.

      6.2.16 Tax Warranties: :

      The Company has filed with the appropriate tax authorities all tax returns and reports in respect of any and all Taxes required to be filed with such tax authorities.

      The Company has paid to the appropriate tax authorities all Taxes for which they have received notices of assessment and all advance payments of Taxes.

      The Company is not in default in respect of, nor will the Company be liable for any Taxes for, any year or part thereof prior to the Sale Closing Date.

    6.3 Nature of Disclosure: To the Sellers' and Option Sellers' Best Knowledge neither the representations, warranties nor any certificates or documents furnished to the Purchaser by the respective Sellers, the Option Sellers or the Company, contained any untrue statement of a material fact or in a misleading way omitted to state any material fact. There is no fact known to the Managing Sellers which may now or in the future materially and adversely affect the Business or the operations of the Company.

    6.4 Exelixis' Representations and Warranties: Exelixis hereby represents and warrants (in the meaning of a selbständige Garantie pursuant to Sec. 305 German Civil Code) that the statements set out in this Clause 6.4 are true and correct as of the date of the notarization hereof and on the Sale Closing Date:

      6.4.1 Valid Existence: The Purchaser is a corporation validly existing under the laws of the State of California, and has the corporate power to carry on its business as now being conducted.

      6.4.2 Title and Authority to Assign the Shares; Capitalization:

      The Purchaser owns the Exelixis Stock and has full power, capacity and authority to sell and assign the Exelixis Stock and to perform all other undertakings set forth in this Agreement. The shares of Exelixis Stock are freely transferable to the Sellers and Option Sellers and are free and clear of all restrictions on the ability to exercise the voting rights related to such shares. The Exelixis Stock are not subject to claims, liens, charges and other encumbrances of any kind.

      The contributions on the share capital of the Purchaser have been fully made and there is no duty to make subsequent payments.

    6.5 Knowledge:

      On the Closing Date, the Managing Sellers have submitted to the Purchaser a Disclosure Letter attached as Schedule 6.5. The Sellers, Options Sellers and the Managing Sellers shall not be liable under Sections 6 and 7 if the Purchaser had Actual Knowledge of the facts (including those expressly set forth in the Disclosure Letter) resulting in such liability. Notwithstanding the aforesaid, Sections 460 and 464 of the German Civil Code shall not apply.

      Wherever referred to in this Clause 6, "Best Knowledge" shall mean actual knowledge of the person referred to or, in the case of a legal entity or partnership, of its management, and such knowledge which those persons could reasonably have obtained upon due inquiry into the matter concerned had they duly performed their duties as members of the Company's shareholders' committee or as managing director. Wherever referred to in this Clause 6, "Actual Knowledge" shall mean actual knowledge of the person referred to or, in the case of a legal entity or partnership, of its management.

  Liability

    7.1 If any of the representations and warranties contained in Clause 6 or any other provisions hereof are untrue or incorrect ("Breach of Warranty"), the Sellers and Option Sellers which gave the respective representation and warranty shall put the Company in the position it would have been in if the representations had been true or the warranties had not been breached or the contractual provisions had not been violated. To the extent that the Breach of Warranty does not cause any loss or damage to the Company but to the Purchaser, the Sellers and Option Sellers shall compensate the Purchaser directly.

    7.2 All liability of the Sellers and Option Sellers under this Clause 7 shall be net of the benefits and insurance proceeds actually realized or received by the Company or the Purchaser. The Purchaser shall use best efforts to realize or have the Company realize such insurance proceeds.

    7.3 A claim for damages under Clause 7.1 may only be asserted if the damage incurred due to one or more contractual violations amounts to at least DEM 250,000 and each individual damage amounts to at least DEM 100,000. Once these minimum amounts have been reached, a claim for the entire damage without deductions may be asserted.

    7.4 The liability of each Seller shall not exceed the Monetary Compensation Value received by such Seller. Clause 7.2 shall remain unaffected.

    7.5 The liability of each Option Seller shall not exceed 50 % of the Monetary Compensation Value received by such Option Seller.

    7.6 The Purchaser's liability towards each Seller or Option Seller shall not exceed the equivalent of the Monetary Compensation Values received by the respective Seller and Option Seller.

    7.7 All liability of the Sellers and Option Sellers under this Agreement shall be several. Moreover, each Seller and Option Seller shall only be liable for the percentage of the damage corresponding to their shareholding in the total registered capital of the Company immediately prior to the Sale Closing Date (the "Pro-Rata Principle"). For example: If the Company or the Purchaser suffered a damage of 100, a Seller or Option Seller holding an interest in the Company of 6% of the registered capital would be liable for 6% of 100, i.e. 6.

    7.8 In the event of a Breach of Warranty under Clause 6.2.5, the Purchaser shall not be entitled to claim damages for loss of profit.

    7.9 The indemnification under this Section 7 shall be the exclusive remedy for a Breach of Warranty and the facts related thereto and other statutory or contractual remedies, including positive Forderungsverletzung and culpa in contrahendo shall be excluded.

  Tax Indemnification

    8.1 The Managing Sellers shall indemnify the Purchaser subject to the Pro-Rata Principle and subject to 7.4 and 7.5 against any liability for Taxes payable to any taxation or other relevant authority by the Company which relate to the period up to the Sale Closing Date. To the extent such tax liability results from a shift of tax basis to subsequent years, subsequent tax savings realized within a period of five (5) years from the Sale Closing Date shall be paid to the Sellers and Option Sellers. Possible refunds of Taxes within a period of five (5) years from the Sale Closing Date that refer to the period up to the Sale Closing Date are to be paid by the Purchaser to the Managing Sellers subject to the Pro-Rata Principle. Such payments shall be due within four (4) weeks of the refund or the assessment of the authorities reflecting the tax savings, as the case may be.

    8.2 The Purchaser shall inform the Managing Sellers without undue delay after receipt thereof of the issuance of respective tax assessments and/or any order announcing a tax audit or any other audit ordered by a public authority that relate to the period up to the Sale Closing Date by forwarding complete copies of such documents to them. The Managing Sellers may participate at their own cost in all relevant proceedings.

  Time Limitation

    9.1 The Purchaser's claims arising out of a breach of this Agreement shall become time-barred:

        in case of a breach of the warranties contained in Clause 6.1.2(a) (Title and Authority to Assign the Shares), eight (8) years after the date of notarization hereof;

        in case of a breach of the warranties contained in Clause 6.2.10 (Environmental Matters), on October 31, 2005;

        in case of a breach of the warranties contained in Clause 6.2.16 (Tax Warranties) and for claims under Clause 8 (Tax Indemnification), six (6) months after the respective tax assessment has become non-appealable; and

        in all other cases on June 30, 2002.

    9.2 Sections 377 and 378 German Commercial Code shall not apply.

  Covenants

    10.1 Conduct of the Acquired Business Prior to Sale Closing Date

        From the date of notarization hereof until the Sale Closing Date, unless (i) otherwise provided in this Agreement, (ii) required by applicable law or any applicable legal obligation or (iii) with the prior consent of the Purchaser, the Managing Sellers shall procure that the Company will carry on its business within the Ordinary Course of Business and in particular that the Company will:

          not redeem any of its shares or repay any share capital;

          not acquire an interest in another company or partnership;

          not acquire or dispose of, or agree to acquire or dispose of, an asset except in the Ordinary Course of Business or assume or incur, or agree to assume or incur, a liability, obligation or expense (actual or contingent) except in the Ordinary Course of Business;

          not make, or agree to make, capital expenditure exceeding in total DEM 500,000 (or its equivalent in another currency at the time) or incur, or agree to incur, a commitment or commitments involving capital expenditure exceeding in total DEM 500,000 (or its equivalent in another currency at the time);

          with the exception of the shareholders' resolutions set forth in Clause 5.1(c) not pass any other shareholders' resolutions;

          not create, or agree to create, any encumbrance over any of its assets or redeem, or agree to redeem, any existing encumbrance over any of its assets;

          outside the Ordinary Course of Business not release any reserves without such release being based on payment obligations which have come due and payments being made in the same amount;

          renew each of the Company's insurance policies which fall due for renewal, not cancel any of them and bring claims under them in the normal course in respect of any events covered by them;

          not enter into an agreement, arrangement or obligation having a duration of two (2) years or more or one which is unusual in relation to the Business;

          not amend or terminate a Material Contract;

          not amend the terms of employment or engagement of a managing director or other employee (except in the Ordinary Course of Business) or provide, or agree to provide, a gratuitous payment or benefit to a managing director or other employee (or any of their dependants) or employ, engage, or terminate the employment or engagement of any employee or do any of the foregoing in relation to all or a substantial number of employees generally;

          not amend, or agree to amend, the terms of its borrowing or indebtedness in the nature of borrowing or create, incur, or agree to create or incur, borrowing or indebtedness in the nature of borrowing where the borrowing or indebtedness in the nature of borrowing would exceed the amount available to be drawn by the Company under its existing credit facilities;

          not give, or agree to give, a guarantee, indemnity or other agreement to secure, or incur financial or other obligations with respect to the obligations of another person;

          not amend or discontinue (wholly or partly) any employee benefit scheme or communicate to an employee or former employee a plan, proposal or an intention to amend, discontinue (wholly or partly), or exercise a discretion, in relation to an employee benefit scheme;

          not initiate litigation or arbitration proceedings;

          except in the Ordinary Course of Business, not compromise, settle, release, discharge litigation or arbitration proceedings or a liability, claim, action, demand or dispute, or waive a right in relation to litigation or arbitration proceedings;

          report to each Party promptly upon receipt of any notice of crystallization of any encumbrance or notice of any action taken or to be taken in relation to enforcement of any encumbrance.

    10.2 Pool Shares: The Parties acknowledge that the exchange of the Pool Shares for Exelixis Stock shall be dealt with in a separate agreement between the Company and the Purchaser which shall ensure the timely fulfillment of the obligations of the Company under the ESOP Agreement. The Sellers and Option Sellers confirm and agree that they shall have no rights or claims with respect to the Pool Shares.

    10.3 Secrecy: The Sellers and the Option Sellers hereby undertake at any time whether before or after the Sale Closing Date and the Option Closing Date(s), without the prior written consent of the Purchaser, not to divulge or use, whether directly or indirectly, for their own benefit or for the benefit of any person, corporation or business entity other than the Purchaser or the Company, as the case may be, any information or knowledge concerning the operations of the Company. These prohibitions will not apply to any document or information which at the time of disclosure is in the public domain;

          which after the time of disclosure becomes part of the public domain without illegal action or negligence by the receiving Party;

          which was in the possession of the receiving Party at the time of disclosure, as shown by written evidence;

          which is legally disclosed to the receiving Party by a third party owing no duty to the disclosing Party to keep it confidential;

          the disclosure of which is compelled by judicial or administrative proceedings after the receiving Party diligently tries to avoid each disclosure and affords the disclosing Party the opportunity to obtain assurance that compelled disclosures will receive confidential treatment;

          which the receiving Party has developed independently of the trade secrets of the disclosing Party as shown by reasonable evidence.

  The Sellers and the Option Sellers may disclose documents or information to their advisors who are under a professional duty to observe secrecy. BM Biomedicine Holdings AG may also disclose documents or information to its management company, Global Biomedical Partners AG.

    10.4 Non-Competition: The Option Sellers undertake not to compete, either directly or indirectly, with the Company in the same or a similar Business within the territory where the Company currently undertakes research for a period of two years after the Sale Closing Date. The Option Sellers shall for such period not solicit customers or suppliers of the Company; in particular, the Option Sellers shall for such period not become directly or indirectly shareholders of a company or directly or indirectly partners of a partnership competing in any way with the Company, except for investments in listed stock corporations up to a limit of 5 % of the shares of such a corporation.

    10.5 Liquidated Damages: In the event of any breach of the non-competition obligation contained in Clause 10.4, which breach has not been remedied within sixty (60) days from the receipt of a written notice thereof, the Option Sellers agree to pay to the Purchaser immediately upon the Purchaser's request by means of liquidated damages an amount of DEM 1,000,000. Where the actual damages suffered by the Purchaser or the Company as a result of such breach are higher than the amount of liquidated damages, the Purchaser is entitled to receive compensation for the full amount of damages so suffered.

  Legal and Other Costs

    11.1 Each Party shall bear its own fees and expenses in connection with the preparation for and completion of the transactions contemplated hereby, including but not limited to all fees and expenses of agents, brokers, advisers, counsels and accountants. For the avoidance of doubt, the Sellers and the Option Sellers shall not, directly or indirectly, charge the Company, or otherwise seek reimbursement from the Company, for said fees and expenses.

    11.2 The costs of the notarization of this Agreement and any other fees of the notary in connection with this Agreement shall be borne by the Purchaser.

  Governing Law and Arbitration

    12.1 Governing Law: This Agreement shall be governed by and construed in accordance with the laws of Germany, except for German conflict of laws rules. The UN Convention on the International Sale of Goods of April 11, 1980 shall not apply.

    12.2 Arbitration: All disputes arising in connection with this Agreement or its validity shall be finally settled in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. ("DIS") without recourse to the ordinary courts of law. The place of arbitration shall be Frankfurt/Main. The arbitral tribunal shall consist of three arbitrators. The language of the arbitral proceedings shall be English.

  MISCELLANEOUS

    13.1 Waivers; Confirmations. The Sellers and Option Sellers hereby irrevocably and unconditionally waive their right of first refusal for the purchase of the shares of the Company pursuant to Sec. 7 (2) of the Company's articles of association. Moreover, the Sellers and Option Sellers hereby confirm that they have no unfulfilled claims against the Company and are releasing the Company from any future liability.

    13.2 Shareholders' Agreements: The Parties hereby agree that the shareholders' agreements referred to in Clause 6.2.3 as well as the shareholders' agreement entered between the parties hereof and dated February 4, 2000 (notarial deed no. 527/2000 of Notary Dr. Norbert Zimmermann) shall be terminated by mutual agreement with effect to the Sale Closing Date.

    13.3 Notices: All notices, demands or other communication, which all shall be in the English language, to or upon the respective Parties shall be deemed to have been received by the Party in question when sent by mail five business days after dispatch or by facsimile (with transmission report) on the same day as follows:

        If to the Purchaser:

        Exelixis Inc.

        Att.: General Counsel

        170 Harbour Way, P.O. Box 511, South San Francisco, CA 94083- 0511

        facsimile: +1-650-837-8205

        with copy to:

        Gleiss Lutz Hootz Hirsch

        Att.: Dr. Andreas Diem

        Maybachstrasse 6, 70469 Stuttgart, Germany

        facsimile: +49-711-855096

        If to the Sellers and/or the Option Sellers to the addresses set forth in Schedule 13.2;

  or at such other address as the respective Party may hereafter specify in writing to the other Party.

    13.4 Schedules Incorporated: Each schedule to which reference is made herein and which is attached hereto shall be deemed to be incorporated in this Agreement by such reference.

    13.5 Headings: The headings of this Agreement are for convenience of reference only and shall not in any way limit or affect the meaning or interpretation of the provisions of this Agreement.

    13.6 Assignment: This Agreement and the rights and obligations specified herein shall be binding upon and inure to the benefit of the Parties and shall not be assignable by either Party.

    13.7 Entire Agreement: This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements relating to the subject matter hereof.

    13.8 No Waiver: Failure by any Party at any time or times to require performance of any provisions of this Agreement shall in no manner affect its right to enforce the same, and the waiver by any Party of any breach of any provision of this Agreement shall not be construed to be a waiver by such Party of any succeeding breach of such provision or waiver by such Party of any breach of any other provision hereof.

    13.9 Amendments: Any amendments to this Agreement shall be in writing and shall have no effect before signed by the duly authorized representatives of the Parties.

    13.10 Provisions Severable: If any part of this Agreement is held to be invalid or unenforceable such determination shall not invalidate any other provision of this Agreement; however, the Parties shall attempt, through negotiations in good faith, to replace any part of this Agreement so held to be invalid or unenforceable. The failure of the Parties to reach an agreement on a replacement provision shall not affect the validity of the remaining part of this Agreement.

    13.11 Counterparts of the Agreement: This Agreement has been executed in English and certified copies have been provided to each Seller, each Option Seller, the Purchaser, the Company and the Tax Office for Corporations.

    13.12 Advice from the Notary: The Notary advised the persons appearing in particular on the following points:

All agreements must be duly and fully notarized; all supplementary arrangements which are not notarized may be void and may cast doubt on the validity of the Agreement as a whole.

The Purchaser must register the acquisition and evidence of transfer with the Company in order to be recognized as the Purchaser by the Company. The transfer must be notified to the Company pursuant to Section 16 GmbHG (law governing limited liability companies). A prerequisite for the acquisition agreed today is that the Sellers and the Option Sellers are the legal holders of the assigned interest. The law does not provide for an acquisition in good faith.

The Purchaser is liable to the Company for the Sellers' and the Option Sellers' capital contribution obligations which have not yet been met.

Pursuant to Section 16 (3) GmbHG, the Purchaser is jointly and severally liable together with the Sellers and the Option Sellers for the outstanding payments on the share in the Company for the period until the Company has been notified of the transfer. This applies in particular in the case that a capital contribution was not duly rendered, e.g. a contribution in cash via a concealed contribution in kind.

The Sellers and the Option Sellers remain jointly and severally liable together with the Purchaser for such outstanding payments. Furthermore, the Sellers and the Option Sellers are also secondarily liable in the cases contained in Section 22 and Section 24 GmbHG.

The managing directors of the Company must submit a new list of shareholders to the commercial register, showing the new shareholders and the amount of their shares in the Company.

  13.13 The notary is requested to issue certified copies of this deed only after he has received the Stock Certificates.

Schedule C (i)

Sale Shares

and

Number of Exelixis Stock to be assigned to each Seller by the Purchaser in consideration for the Sale Shares

Ownership interests held by:	Shares in the nominal amount of DEM	Per cent of the total nominal share capital	Consideration in Exelixis Stock
International BM Biomedicine Holdings AG	60,000 38,200	7.620% 4.851%	243,840 155,245
Atlas Venture Fund II Ltd. Partnership	26,700 12,700	3.391% 1.613%	108,509 51,613
Atlas Venture Germany B.V	13,300	1.689%	54,051
Atlas Venture Europe Fund B.V.	6,400	0.813%	26,010
Stelio Papadopolous	1,000	0.13%	4,064
Adwest Ltd. Partnership	900 500	0.011% 0.064%	3,658 2,032
Advent Partners Ltd. Partnership	500 500	0.064% 0.064%	2,032 2,032
Rovent II Ltd. Partnership	6,000 2,900	0.762% 0.368%	24,384 11,786
Advent Performance Materials Ltd. Partnership	1,500 800	0.191% 0.102%	6,096 3,251

Oxford Bioscience Partners II Ltd. Partnership	6,400 4,800	0.813% 0.609%	26,010 19,507
Oxford Bioscience Partners (Adjunct) II Ltd. Partnership	1,700 1,400	0.216% 0.178%	6,909 5,690

Oxford Bioscience Partners (GS-Adjunct) II Ltd. Partnership	6,300 2,000 2,600	0.800% 0.254% 0.330%	25,603 8,128 10,566
Oxford Bioscience Partners (Bermuda) II Ltd. Partnership	4,700 500 3,000	0.597% 0.064% 0.381%	19,101 2,032 12,192
Biotechvest Ltd. Partnership	500	0.064%	2,032
3i Group Investments Ltd. Partnership	95,400	12.116%	387,706
Global Life Science Holding V GmbH	14,300 10,500	1.816% 1.334%	58,115 42,672
tbg Technologie Beteiligungs-Gesellschaft mbH der Deutschen Ausgleichsbank	28,600	3.632%	116,230
MILOS Vermögensverwaltungs GmbH	22,900	2.908%	93,066
CBG Commerz Beteiligungsgesellschaft mbH	9,500	1.207%	38,608
Max-Planck-Gesellschaft zur Förderung der Wissenschaften e.V.	12,500	1.588%	50,800
Total:	399,500	50.74%	1,623,570

Schedule C (ii)

Option Shares

and

Number of Exelixis Stock to be transferred to each Option Seller by the Purchaser in consideration for the Option Shares

Ownership interests held by:	Shares in the nominal amount of DEM	Per cent of total nominal share capital	Consideration in Exelixis Stock
Prof. Dr. Peter Stadler	12,500 36,200	1.588% 4.597%	50,800 147,117
Prof. Dr. Christiane Nüsslein-Volhard	11,500 20,900	1.461% 2.654%	46,736 84,938
Prof. Dr. Klaus Rajewsky	11,500 20,900	1.461% 2.654%	46,736 84,938
Total:	113,500	14.415%	461,265

Schedule C (iii)

Pool Shares

(Shares in Artemis Pharmaceutical GmbH held by

Artemis Pharmaceuticals GmbH)

Ownership interests held by:	Shares in the nominal amount of DEM
Artemis	36,800
Artemis	38,600
Artemis	38,600
Artemis	6,200
Artemis	2,100
Artemis	1,700
Artemis	800
Artemis	1,000
Artemis	900
Artemis	500
Artemis	900
Artemis	800
Artemis	15,500
Artemis	4,700
Artemis	3,700
Artemis	1,600
Total nominal amount:	154,400

Schedule F

ESOP Agreement

Employee Participation Program

General Conditions

Preamble

For Artemis Pharmaceuticals GmbH ("Artemis"), employees are the decisive key to corporate success and increasing shareholder value. Therefore, Artemis intends to implement a participation program for eligible employees, which will allow such employees to participate in an achieved increase of the company's value.

Since Artemis is not organized in the legal form of a stock corporation, but a German limited liability corporation, the options to be granted to the employees do not relate to stock but to fictitious GmbH-shares ("Phantom Stock Option Plan"). The shares underlying the Phantom-Stock Option Plan have been transferred to Artemis by its shareholders as its own shares. Artemis holds these shares solely for the purpose of fulfilling its obligations from the Phantom Stock Option Plan. In case of a conversion of Artemis into a stock corporation, Artemis will transfer the shares underlying the Phantom Stock Option Plan to a trustee or trust, the sole purpose of which will be the administration and handling of the employee participation program.

Artemis Option Right

(1) Every right granted to the participant in the employee participation program ("Artemis Option Right") is related to a fictitious share of Artemis' equity share capital ("Phantom Share"). An Artemis Option Right is related to a Phantom Share. Artemis Option Right grants no right to the acquisition of GmbH shares.

(2) The acquisition period amounts to four years as from the beginning of the employment ("Vesting Period"). The first allocation takes place on the second anniversary of the beginning of the employment; at this time 35 % for the first year of employment and 25 % for the second year of employment, in total 60 % of the agreed total number of Artemis Option Rights will be allocated. The further allocations of 20% (year 3) and 20% (year 4) respectively, will take place in yearly intervals counted as of the beginning of the employment.

(3) If an Exercising Event (Section 2 (1)) occurs prior to end of the Vesting Period, no further allocation of outstanding Artemis Option Rights will take place, i.e. they expire. For the current year of the Vesting Period, the participant shall, however, receive the pro rata share of the Artemis Option Rights corresponding to the number of months expired before the Exercising Event. If the Exercising Event occurs in the first year of the Vesting Period, an allocation of the total amount of Artemis Option Rights (35%) provided for the first year shall take place provided the participant is still employed by Artemis or an affiliated enterprise at the time of allocation; there are no further allocations. The management of Artemis shall endeavour to ensure that the employees can also participate in a comparable participation program for employees thereafter, provided they are still employed by Artemis.

(4) The registered capital underlying the Phantom Stock Option Plan amounts to DM 787,400 (amount after the 2nd round of financing). At present, this registered capital has been fictitiously split into 9,861,110 Phantom Shares. Each Phantom-Share has a nominal value corresponding to the quotient of DM 787,400 divided by 9,861,110, thus about DM 0.08 ("Phantom Share Price"), and DM 1 of the share capital corresponds to approximately 12.52 Phantom Shares. Each Phantom Share, therefore, fictitiously relates to one quota of Artemis' share capital, resulting from the quotient of 100 divided by 9,861,110 ("Phantom-Share Quota"). The Phantom Share Quota multiplied by the number of Artemis Option Rights amounts to the (fictitious) percentage participation of the respective employee in Artemis ("Percentage Artemis Participation").

(5) The number of Phantom Shares and of the Phantom Share Price are to be adjusted according to the Phantom Share Quota during stock- splits, capital increases from corporate funds, capital reductions or other capital measures, during which no new contributions are made. The number of Artemis Option Rights of each employee are to be adjusted according to the employee's Percentage Artemis Participation.

(6) No adjustment takes place in case of capital increases against new contributions. In this case, the Phantom Share Quota and the Percentage Artemis Participation of each employee will be reduced accordingly.

Exercising Event

(1) Artemis Option Rights may be exercised only upon occurrence of one of the events defined hereinafter ("Exercising Event"). All of the rights must be exercised together; a partial exercise is not possible.

(a) Merger of Artemis and Exelixis Pharmaceuticals, Inc., or an enterprise affiliated to the latter in the meaning of Section 15 of the German Stock Corporation Act ("Exelixis") or acquisition of all shares of Artemis by Exelixis or vice versa, as well as any other comparable combination of the assets of the two companies ("Merger"); the day on which the Merger is legally implemented shall be the decisive time.

(b) Initial public offering of a material part of the shares after Artemis has been converted into a stock corporation and admission of the Artemis shares for trading on an exchange ("IPO"); a "material part" shall be at least 70% of the capital then existing of Artemis; the management board of Artemis may also declare a lower percentage to constitute a material part.

(c) Sale of all shares in Artemis to a third party, or any comparable sale of assets as well as a merger with such third party ("Trade Sale"); third party is any company that is not directly or indirectly affiliated with Artemis or Exelixis within the meaning of 15 AktG; Artemis may also declare the sale of less than 100% of the shares to a third party an Exercising Event.

(2) The exercising events preclude each other. An execution may take place only upon one exercising event, but not upon several exercising events.

(3) Promptly after the occurrence of an exercising event, Artemis will notify ("Trigger Notification") the participants in the employee participation program of the occurrence and character (Merger, IPO, Trade Sale).

(4) In case of a Merger or a Trade Sale, the exercise of the Artemis Option Rights takes place without further action upon receiving the Trigger Notification.

Consequences of the Occurrence of an Exercising Event

(1)

(a) In case of a Merger, the Artemis-Option rights will be exchanged for options for the acquisition of Exelixis shares ("Exelixis Options") based on the pro rata value underlying the exchange of Artemis participations and Exelixis shares, and allotted to the participants; also the Phantom Share Price shall be adjusted according to the pro rata value and will then be the exercise price for the Exelixis Options. If, e.g., an Artemis employee holds 4,000 Artemis Option Rights and the share exchange ratio between Phantom Shares and Exelixis shares is 1:8, the employee shall receive 500 Exelixis Options for an exercise price of approximately DM 0.64 per Exelixis share. Apart from the exercise price, the exercise of the Exelixis Options is subject to the conditions of the Exelixis Option Plan or other conditions to be determined at the time of the Merger. Participants have no right to object against the exchange of Artemis Option Rights into Exelixis Options or the lapse of the Artemis Option Rights.

(b) If Artemis and Exelixis are of the opinion that the grant of Exelixis Options is not practicable, the participants shall receive at Artemis' option a corresponding cash amount ("Exelixis Cash Settlement") in place of the Exelixis Options. The Exelixis Cash Settlement is equivalent to the different between the amount which Exelixis paid in terms of value in shares or otherwise for the part in Artemis' share capital corresponding to the Percentage Artemis Participation allocated to the respective participant, and the product of Phantom Share Price times the number of Artemis Option Rights ("Deduction"). Assuming, for example, that an Artemis employee holds 4,000 Artemis Option Rights that the ratio between the value of Phantom Shares and Exelixis Shares is 1:8, and that the share price of Exelixis underlying the merger is the equivalent of DM 80, then the employee will receive the amount of DM 40,000 less the Deduction of approx. DM 320, i.e. an Exelixis Cash Settlement of approx. DM 39,680. Participants have no right to object to the payment of the Exelixis Cash Settlement and the lapse of the Artemis Option Rights.

(c) Artemis shall further ensure that the Artemis employees who participate in this Phantom Share Option Plan and are employed after the merger by Artemix, Exelixis or one of its subsidiaries can take part in the corresponding Exelixis Option Plan.

(2) In case of an IPO, the Artemis Option Rights will be converted into options for the acquisition of shares in Artemis AG ("Artemis Options") on the basis of the respective Participant's Percentage Artemis Participation. After having received the corresponding Trigger Notification the Participant may exercise either all or some of the Artemis Options in writing at any time until July 30, 2007 and demand the transfer of a number of shares in Artemis AG ("Artemis Shares") that corresponds to his Percentage Artemis Participation;  1 (5) and (6) shall apply mutatis mutandis. When exercising the Artemis Options the Participant shall in return pay Artemis AG or a third party to be named by Artemis the Phantom Share Price multiplied by the Number of Artemis Option Rights being exercised ("Exercise Price"). Artemis may determine a reasonable lock-up period during which the Participant may not dispose of the Artemis shares. Furthermore, Artemis may tie the sale to other conditions in order to ensure the observance of statutory regulations (in particular with respect to insider transactions) as well as to prevent a market disruption caused by the sale of shares. Independent hereof, each Participant is responsible for the observance of statutory regulations (in particular with respect to insider transactions).

(3) In case of a Trade-Sale, the Participant shall receive cash funds from Artemis ("Trade Cash Settlement") or, if the Trade Sale is made with a publicly quoted company, upon the choice by Artemis an adequate amount of shares of this publicly quoted company. Participants shall have noclaim for the grant of shareholder rights, however, neither in Artemis nor in any other company. The Trade Cash Settlement will be calculated from the difference between the amount paid by the third party for the portion of the nominal (share) capital of Artemis that corresponds to the amount of the Percentage Artemis Share allotted to the respective Participant and the Deduction. The Participants have no right to object to the payment of the Trade Cash Settlement or the allotment of the shares of the publicly quoted company and the expiration of the Artemis Option Rights.

(4) The Participant shall pay any taxes and social security contributions related to the granting or exercising of the Artemis Option Rights according to the applicable legal provisions and file any declarations that may be required. If necessary, Artemis shall pay due taxes (in particular wages tax) and social contributions according to the statutory provisions; Artemis is authorized to retain for this purpose the respective amounts from the salary of the employee or from the Exelixis or the Trade the Cash Settlement. If the cash wages owing by Artemix or other remuneration is not enough to cover the wages tax due for the employee and the employee does not provide the shortfall, Artemis shall be entitled to notify the tax office responsible for that particular permanent establishment accordingly pursuant to  38(4) Income Tax Act.

Termination of Employment / Prohibition of Assignment

(1) If the employment relationship of the Participant with Artemis ends due to a regular termination by Artemis or the Participant, disability, or death, the Participant and/or his heirs lose the claim for receiving further Artemis Option Rights. For the current year of the Vesting Period, the Participant/his heirs shall, however, receive the respective pro rata portion of the Artemis Option Rights in relation to the number of months before the end of the employment. Any Artemis Option Rights already granted remain unaffected. As successors, the heirs shall assume the Participant's rights and obligations under this Agreement.

(2) If the employment relationship of the Participant and Artemis ends due to an extraordinary termination by Artemis or due to a regular termination during the trial period, any Artemis-Option Rights granted or to be granted to the Participant shall become forfeited.

(3) The Artemis-Option Rights as well as rights or obligations from this agreement or from the Premium Agreement may be assigned by the Participant only through by will or according to legal succession.

Validity / Termination

(1) The employee participation program will be in effect retroactively as of July 1, 1998.

(2) In the event that no exercising event will occur by June 30, 2007, the Artemis Option rights shall be forfeited.

(3) A continuation or repetition of the employee participation program shall be at the free discretion of Artemis or its successor. A claim of the Participants towards a continuation or repetition does not exist.

General Provisions

(1) In case of unforeseeable or extraordinary events, Artemis shall have the unilateral right to change the provisions of this employee participation program and of the Premium Agreements based thereon.

(2) In case of corporate restructurings, the spin-off of individual operations or similar measures, Artemis will attempt as far as possible to adjust the employee participation program to the new situation, while observing the principles set forth herein.

(3) Artemis may assign the real participation underlying the Phantom Stock Option Plan to a third party, particularly a trustee, trust or a subsidiary.

(4) Neither this employee participation program nor a Premium Agreement shall affect or limit the right of Artemis, to implement a change, conversion, reorganization or modification of its capital- or corporate structure, or to liquidate, sell, or dispose over the business or its assets as a whole or parts thereof.

(5) In connection with the acceptance and implementation of the employee participation program, Artemis does not make any statement or warranty relating to the qualification or treatment of the Artemis-Option Rights according to tax- or security law. Except for the rights stated in this employee participation program and the Premium Agreement, the Participants shall receive no further rights or warranties.

(6) This employee participation program creates rights only between Artemis and the Participants. Participants may not raise any claims against third parties based on this agreement. This shall particularly apply in case of a transfer according to Para. (3).

(7) This employee participation program shall be subject to the laws of the Federal Republic of Germany.

(8) Any amendment or modification of the employee participation program or of a Premium Agreement as well as this provision requires the written form, unless the law prescribes a stricter form.

(9) The German language version of the employee participation program shall be binding. The English translation is only for information purposes.

(10) If a provision of this employee participation program is or becomes ineffective or unenforceable, the remaining employee participation program remains unaffected. The ineffective contractual provision will be replaced by Artemis with a provision, which will most closely resemble the economic purpose of the ineffective provision. The same shall apply to any contractual omission in the employee participation program.

___________________________ _________________________ _

[Artemis Pharmaceuticals GmbH] [Countersigned by Participant]

Schedule 1

Form of Option Notice

[Sender's Letterhead]

To: [address of Recipient]

Option Notice

Dear Sirs,

We refer to the Share Exchange and Assignment Agreement dated [   ] (the "Agreement") on the exchange of shares in Artemis Pharmaceuticals GmbH ("Artemis") for shares in common stock of Exelixis, Inc. to which both of us are party. We hereby exercise our:

ÿ Call-Option to exchange the number of Exelixis Stock to be calculated in accordance with Clause 3.2 of the Agreement for all of your shares in Artemis with a nominal value of DEM _________________ (say: ___________________________ deutschmarks).

ÿ Put-Option to exchange all of our shares in Artemis with a nominal value of DEM _________________ (say: ___________________________ deutschmarks) for the number of shares in Exelixis Stock to be calculated in accordance with Clause 4.2 of the Agreement.

Kindly notify us of the date of receipt of this Option Notice.

All terms used above shall have the meaning ascribed to them in the Agreement.

_________________

Place/date

For any on behalf of [company name]

_________________________________________

by: ______________________________________

Name(s)/title(s)

Schedule 5.1(e)

Form of

STOCKHOLDER CERTIFICATION

This Stockholder Certification ("Certification") is being executed and delivered as of April 23, 2001, by the undersigned stockholder of Artemis Pharmaceuticals GmbH, a limited liability company organized and existing under the laws of Germany (the "Company"), to and in favor of, and for the benefit of, Exelixis, Inc., a Delaware corporation ("Parent").

RECITALS

A. Pursuant to a Share Exchange and Assignment Agreement dated as of April 23, 2001 (the "Exchange Agreement"), among Parent, the Company and the Sellers and Option Sellers named therein, it is contemplated that the Sellers and Option Sellers will receive 4.064 shares of common stock, $0.001 par value per share, of Parent ("Parent Common Stock") in exchange for each DEM 1 of the nominal value of the capital shares of the Company ("Company Capital Stock") each Seller and Option Seller owns.

B. Capitalized terms used but not otherwise defined in this Certification have the respective meanings assigned to them in the Exchange Agreement.

CERTIFICATION

1. Representations, Warranties and Certification of the Stockholder. The undersigned (the "Stockholder") represents, warrants and certifies to Parent as follows:

The Stockholder is the holder and beneficial owner of the number of shares of Company Capital Stock set forth below the Stockholder's signature at the end of this Certification (the "Shares"), and has good and valid title to the Shares free and clear of any Encumbrances. The Stockholder has the sole power to vote all of the Shares at any meeting of the stockholders of the Company and the sole power to act by written consent with respect to the Shares in lieu of any such meeting. The Stockholder has not appointed or granted any proxy or entered into any agreement, contract, commitment or understanding that is now in force with respect to any of the Shares.

The Stockholder has the absolute and unrestricted right, power, authority and capacity to enter into, execute, deliver and perform all of his obligations under the Exchange Agreement (if the Stockholder is, or is to become, a party to the Exchange Agreement) and under each other agreement, document or instrument referred to in the Exchange Agreement to which the Stockholder is or is to become a party (each such other agreement, document or instrument being referred to herein as an "Other Applicable Document").

The Exchange Agreement (if the Stockholder is, or is to become, a party to the Exchange Agreement) and each Other Applicable Document (i) has been (or will when executed by the Stockholder be) duly and validly executed by the Stockholder and (ii) constitutes (or will when executed by the Stockholder constitute) a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, and to general equitable principles.

Neither the execution, delivery or performance of the Exchange Agreement or of any Other Applicable Agreement, nor the consummation of the transactions contemplated by the Exchange Agreement or by any Other Applicable Document, will directly or indirectly: (i) result in any violation or breach of any agreement or other instrument to which the Stockholder is a party or by which the Stockholder or any of the Shares is bound or affected; or (ii) result in a violation of any Material Legal Requirement or order of which the Stockholder has knowledge to which the Stockholder or any of the Shares is subject. No authorization, consent or approval of, or notice to, any Person is required to be obtained or given by the Stockholder in connection with the execution, delivery or performance of the Exchange Agreement or of any Other Applicable Document.

There is no Legal Proceeding by or before any Governmental Body pending or, to the knowledge of the Stockholder, threatened against the Stockholder that challenges or would challenge the execution, delivery or performance of the Exchange Agreement or of any Other Applicable Document or the taking of any of the actions required to be taken under the Exchange Agreement or under any Other Applicable Agreement in any material respect.

The Stockholder is aware that (i) the Parent Common Stock to be issued to the Stockholder pursuant to the Exchange Agreement will not be issued pursuant to a registration statement under the United States Securities Act of 1933, as amended (the "Act"), but will instead be issued in reliance on the exemption from registration set forth in Section 4(2) of the Act and in Regulation D under the Act and (ii) neither the exchange and assignment of the shares pursuant to the Exchange Agreement (the "Share Exchange") nor the issuance of such Parent Common Stock has been approved or reviewed by the SEC or by any other Governmental Body.

The Stockholder is aware that (i) the Parent Common Stock to be issued in the Share Exchange cannot be offered, sold or otherwise transferred, assigned, pledged or hypothecated unless such Parent Common Stock is registered under the Act or unless an exemption from registration is available, (ii) except pursuant to the Registration Rights Agreement, Parent is under no obligation to file a registration statement with respect to the Parent Common Stock to be issued to the Stockholder in the Share Exchange, and (iii) the provisions of Rule 144 under the Act will permit resale of the Parent Common Stock to be issued to the Stockholder in the Share Exchange only under limited circumstances, and such Parent Common Stock must be held by the Stockholder for at least one year before it can be sold pursuant to Rule 144. The Shareholder understands that the Company has committed to use its best effort to register the Parent Common Stock under the Act.

The Parent Common Stock to be issued to the Stockholder in the Share Exchange will be acquired by the Stockholder for investment purposes only and for the Stockholder's own account, and not with a view to, or for resale in connection with, any unregistered distribution thereof.

The Stockholder has received and carefully examined Parent's Annual Report on Form 10-K ("Form 10-K") for the year ended December 31, 2000. The Stockholder has paid particular attention to the risk factors described in the Form 10-K. This information may also be accessed at the following worldwide web site: http://www.sec.gov/cgi-bin/srch- edgar?text=exelixis&first=2000&last=2001&mode=Simple.

The Stockholder has been given the opportunity: (i) to ask questions of, and to receive answers from, persons acting on behalf of the Company and Parent concerning the terms and conditions of the Share Exchange and the contemplated issuance of Parent Common Stock in the Share Exchange, and the business, properties, prospects and financial condition of the Company and Parent; and (ii) to obtain any additional information (to the extent the Company or Parent possesses such information or is able to acquire it without unreasonable effort or expense) that is necessary to verify the accuracy of the information set forth in the documents provided or made available to the Stockholder.

The Stockholder is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities presenting investment decisions like that involved in the Stockholder's contemplated investment in the Parent Common Stock to be issued in the Share Exchange.

The Stockholder is an "accredited investor," as that term is defined in Rule 501 under the Act.

The Stockholder understands that stop transfer instructions will be given to Parent's transfer agent with respect to the Parent Common Stock to be issued to the Stockholder in the Share Exchange, and that there will be placed on the certificate or certificates representing such Parent Common Stock a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

"THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE U.S. UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES, THE TRANSFER IS MADE IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE, TRANSFER OR ASSIGNMENT IS EXEMPT FROM THE REGISTRATION AND DELIVERY REQUIREMENTS OF THE ACT."

2. Reliance. The Stockholder acknowledges that Parent will rely on the Stockholder's representations, warranties and certification set forth in Section 1 above for purposes of determining the Stockholder's suitability as an investor in Parent Common Stock and for purposes of confirming the availability of an exemption from the registration requirements of the Act for the issuance of shares of Parent Common Stock in the Share Exchange.

3. Prohibitions Against Transfer. The Stockholder shall not effect any sale, transfer or other disposition, or any assignment, pledge or hypothecation, of any shares of Parent Common Stock that he is to receive in the Share Exchange without the Parent's prior consent unless:

(a) such sale, transfer, disposition, assignment, pledge or hypothecation has been registered under the Act;

    counsel reasonably satisfactory to Parent shall have advised Parent in a written opinion letter (satisfactory in form and content to Parent), upon which Parent may rely, that such sale, transfer, disposition, assignment, pledge or hypothecation will be exempt from registration under the Act;

    such sale, transfer, disposition, assignment, pledge or hypothecation is made in a transaction not required to be registered under the Act, including without limitation pursuant to Regulation S thereunder;or

(c) an authorized representative of the SEC shall have rendered written advice to the Stockholder to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to such sale, transfer, disposition, assignment, pledge or hypothecation and a copy of such written advice and all other related communications with the SEC shall have been delivered to Parent.

The Stockholder has executed and delivered this Certification as of the date first written above.

(Signature)

Name:

Number of shares:

State of Residence:

Schedule 5.1(f)

Exelixis, Inc.

Form of Lock-Up Agreement

April [   ], 2001

The undersigned is entering into this Lock-Up Agreement (the "Lock-Up Agreement") with Exelixis, Inc. (the "Company"), a Delaware corporation with principal offices at 170 Harbor Way, South San Francisco, CA 94083 USA, effective as of the date first set forth above.

RECITALS

    The undersigned shareholder of Artemis Pharmaceuticals, GmbH ("Artemis") is receiving shares of common stock of the Company, par value $.001 per share (the "Common Stock"), in consideration for the sale of shares of Artemis to the Company pursuant to that certain Share Exchange and Assignment Agreement of even date herewith (the "Share Exchange Agreement").

    A condition to the closing of the purchase of Artemis by the Company pursuant to the Share Exchange Agreement is the execution and delivery of this Lock-Up Agreement by the undersigned shareholder.

AGREEMENT

NOW THEREFORE, for good and valuable consideration hereby acknowledged, the parties agree as follows:

The undersigned agrees that, during the period beginning from the date of the closing (the "Closing Date") of the purchase of Artemis by the Company pursuant to the Share Exchange Agreement and continuing to and including the date 90 days after the Closing Date, the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock of the Company [received in consideration for the purchase of the shares in Artemis], or any options or warrants to purchase any shares of Common Stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of the Company acquired pursuant to the Share Exchange Agreement (collectively the "Undersigned's Shares").

The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned's Shares even if such shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned's Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such shares.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned's Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein or (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value. For purposes of this Lock-Up Agreement, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, if the undersigned is a corporation, the corporation may transfer the capital stock of the Company to any wholly-owned subsidiary of such corporation; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this Agreement and there shall be no further transfer of such capital stock except in accordance with this Agreement, and provided further that any such transfer shall not involve a disposition for value. The undersigned now has, and, except as contemplated by clause (i) or (ii) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned's Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of the Undersigned's Shares except in compliance with the foregoing restrictions.

For the avoidance of doubt, the parties' liability under this Agreement shall be limited in accordance with the provisions set forth in Clause 7 of the Share Exchange Agreement.

This Agreement shall be construed in the English language in accordance with, and governed in all respects by, the laws of the State of California U.S.A. (without giving effect to principles of conflicts of laws).

The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors and assigns.

Very truly yours,

________________________________________

Exact Name of Shareholder

________________________________________

Authorized Signature

________________________________________

Title

Schedule 5.1(g)

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this "Agreement") is made and entered into as of April __, 2001, by and among Exelixis, Inc., a Delaware corporation ("Exelixis") with principal offices at 170 Harbor Way, South San Francisco, California 94083 U.S.A., and each of the stockholders identified on Exhibit A hereto (individually a "Stockholder" and collectively the "Stockholders") of Artemis Pharmaceuticals GmbH, a corporation organized under the laws of the Federal Republic of Germany (the "Company).

Recitals

  Pursuant to the Share Exchange and Assignment Agreement of even date herewith (the "Merger Agreement"), Exelixis proposes to acquire rights to all of the capital stock of the Company (the "Merger"), and the Stockholders will have the right to receive shares of common stock of Exelixis, par value $.001 per share (the "Exelixis Common Stock"). Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given to them in the Merger Agreement.

  Exelixis has agreed to provide the Stockholders with certain U.S. registration rights as more fully described herein.

  In consideration of the mutual promises, representations, warranties and conditions set forth in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

Section 1: Registration

  1.1 Registerable Shares. As used in this Agreement, "Registerable Shares" shall mean the shares of Exelixis Common Stock (a) issued to the Sellers, (b) issued to the Option Sellers upon the exercise of either the Call-Option or the Put-Option (the "Options"), as the case may be, pursuant to the Merger Agreement and (c) issued by way of any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization; provided, however, that Registerable Shares shall cease to be Registerable Shares when (i) a registration statement covering such Registerable Shares has been declared effective under the Securities Act of 1933, as amended (the "1933 Act"), and such Registerable Shares shall have been disposed of pursuant to such effective registration statement, (ii) a sale has been made in reliance on and in accordance with Rule 144 under the 1933 Act ("Rule 144"), (iii) they shall have been otherwise transferred or disposed of, (iv) they shall no longer be held by or for the benefit of the Stockholder to whom they were issued in the Merger, or by such Stockholder's "immediate family" as defined in the "Form of Lock-Up Agreement", or (v) they shall have ceased to be outstanding. The Stockholders desiring to sell shares pursuant to Rule 144 shall provide Rule 144 no registration opinions in usual and customary form as may reasonably be requested by Exelixis's counsel.

  1.2 Registration.

  As soon as practicable following the Closing Date, but in any event not before April 12, 2001 and not after June 1, 2001, Exelixis shall prepare and file with the U.S. Securities and Exchange Commission (the "SEC") a registration statement on Form S-3 or any successor thereto ( "Form S-3") covering the resale of the Registerable Shares. Exelixis shall use commercially reasonable efforts to cause the Form S-3 to be declared effective as soon as practicable after the filing.

  The Stockholders shall furnish such information as Exelixis may reasonably request in connection with the preparation of the Form S-3. Upon the effectiveness of the Form S-3, pursuant to the terms of this Agreement, the Registerable Shares may be sold in accordance with the Form S-3.

  Subject to the terms of this Agreement, Exelixis shall use commercially reasonable efforts to cause the Form S-3 to remain effective until the earlier of (i) ninety (90) days following the exercise of ninety percent (90%) or more of the Options, (ii) the date on which all Registrable Shares covered by the Form S-3 have been sold pursuant to the Form S-3, (iii) the date on which the Registrable Shares are no longer Registrable Shares as provided in Section 1.1 or (iv) August 15, 2002.

  1.3 Other Shares. Exelixis may include in the Registration Statement under this Section 1 any other shares of Exelixis Common Stock.

Section 2: Exelixis' Obligations

In connection with the Form S-3, Exelixis shall:

2.1 Registration Statement. Prepare and file with the SEC the Form S-3 with respect to the Registerable Shares within the period set forth in Section 1.2(a) and thereafter use commercially reasonable efforts to cause the Registration Statement to become and remain effective for the period set forth in Section 1.2.

2.2 Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to the Form S-3 and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective for the period set forth in Section 1.2 and to comply with the provisions of the 1933 Act with respect to the sale or other disposition of all Registrable Shares covered by the Form S-3.

2.3 Copies of Offering Documents. If requested, furnish to the Stockholders such numbers of copies of the Form S-3, the prospectus included therein, and any amendments or supplements thereto in conformity with the requirements of the 1933 Act, and such other documents as the Stockholders may reasonably request, in order to facilitate the public sale or other disposition of the Registerable Shares owned by them.

2.4 Misleading Prospectus. Promptly notify each Stockholder for whom such Registrable Shares are covered by the Form S-3, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, of the happening of any event as a result of which the prospectus included in the Form S-3, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made. Thereafter, Exelixis shall use commercially reasonable efforts to prepare and file with the SEC and furnish to each Stockholder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registerable Shares, such prospectus shall not include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they are made.

2.5 Rule 144. Use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and to file in a timely manner any reports required to be filed by it under the 1933 Act and the Securities Exchange Act of 1934, as amended (the "1934 Act"), and take such further action as the Stockholders may reasonably request from time to time to enable each Stockholder to sell its Registerable Shares without registration under the 1933 Act pursuant to the exemption provided by Rule 144.

2.6 Blue Sky Filings. Use commercially reasonable efforts to register or qualify the Registrable Shares covered by the Form S-3 under such other securities or blue sky laws of such jurisdictions within the United States and Puerto Rico as shall be appropriate for the distribution of the Registrable Shares covered by the Form S-3; provided, however, that Exelixis shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any jurisdiction wherein it would not but for the requirements of this Section 2.6 be obligated to do so.

2.7 Nasdaq Filing. Use commercially reasonable efforts to list the class of Exelixis' stock in which the Registrable Shares are included on the Nasdaq National Market.

Section 3: The Stockholders' Obligations

In connection with the Form S-3, each Stockholder shall:

3.1 Other Documents and Information. Complete, execute, acknowledge and/or deliver such questionnaires, indemnification agreements, custody agreements, underwriting agreements (if the registration is underwritten) and other documents, certificates and instruments as are reasonably required by Exelixis or any underwriter(s) or are otherwise necessary and customary in connection with the registration on Form S-3 and offering. Each Stockholder shall promptly provide to Exelixis such information concerning themselves, the Registrable Shares held by them, the intended method of disposition of such securities and such other information as may be required by applicable law or regulation or as may be reasonably requested by Exelixis.

3.2 Cessation of Offering. Upon receipt of any notice from Exelixis of the occurrence of any event of the kind described in Section 2.4, immediately discontinue disposition of the Registerable Shares pursuant to the Form S-3 covering such shares until the Stockholders' receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.4, and, if so directed by Exelixis, deliver to Exelixis all copies of the prospectus covering such Registerable Shares in such Stockholder's possession at the time of receipt of such notice.

3.3 No Preliminary Prospectus. No Stockholder and no person or entity acting on any Stockholder's behalf (other than an underwriter selected by Exelixis or approved by Exelixis, if any) shall offer any Registerable Shares by means of any preliminary prospectus.

Section 4: Limitations

4.1 Other Transactions. Exelixis shall not be obligated to effect a registration pursuant to Section 1, or to file any amendment or supplement thereto, and may suspend the Stockholders' rights to make sales pursuant to an effective registration pursuant to Section 1, at any time when Exelixis, in the good faith judgment of its board of directors, reasonably believes that the filing thereof at the time requested, or the offering of securities pursuant thereto, would materially and adversely interfere with a pending or proposed transaction then being pursued by Exelixis. In such a situation, Exelixis's obligation to use commercially reasonable efforts to file a Form S-3 within the period set forth in Section 1.2(a) shall be deferred for a period of not more than sixty (60) days; provided, however, that Exelixis shall not utilize the right described in this Section 4.1 more than twice in any 12-month period.

Section 5: Expenses and Indemnification

5.1 Expenses. All expenses incurred in connection with the Form S-3 pursuant to this Agreement, excluding underwriter's discounts and commissions, if applicable, but including without limitation all registration, filing and qualification fees, word processing, duplicating, printers' and accounting fees (including the expense of any special audit or "cold comfort" letters required by or incident to such performance and compliance), fees of the National Association of Securities Dealers, Inc. or listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or blue sky laws, fees and disbursements of counsel for Exelixis shall be paid by Exelixis. The Stockholders shall pay any fees and costs of their own counsel and bear and pay the underwriting commissions and discounts applicable to securities offered for their account in connection with any registrations, filings and qualifications made pursuant to this Agreement.

5.2 Indemnification. In the event any Registerable Shares are included in a registration statement under Section 1 of this Agreement:

  Indemnification by Exelixis. To the extent permitted by law, Exelixis shall indemnify and hold harmless each Stockholder, such Stockholder's heirs, successors and assigns, any underwriter (as defined in the 1933 Act) for such Stockholder (if selected by Exelixis or approved by Exelixis), and each person, if any, who controls such Stockholder or underwriter within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages, liabilities or actions, joint or several, to which they may become subject under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, liabilities (or proceedings in respect thereof) arise out of or are based on any untrue statement or alleged untrue statement of any material fact contained in the Form S-3 on the effective date thereof (including any preliminary prospectus) or final prospectus contained therein or any amendments or supplements thereto, or arise out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and Exelixis shall reimburse each such Stockholder, such Stockholder's heirs, successors and assigns, underwriter (if selected by Exelixis or approved by Exelixis) or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnification and other rights provided for in this Section 5.2(a) shall not apply (i) to any such loss, claim, damage, liability, or action insofar as it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Form S-3, preliminary prospectus or final prospectus or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any Stockholder, and not subsequently revised or edited after being so furnished, or (ii) if the person asserting any such loss, claim, damage, liability or action who purchased the Registerable Shares which are the subject thereof did not receive a copy of an amended final prospectus at or prior to the written confirmation of the sale of such Registerable Shares to such person due to the failure of the Stockholder or underwriter which is seeking indemnification hereunder to so provide such amended final prospectus, and the untrue statement or alleged untrue statement or omission or alleged omission of a material fact was corrected in the amended final prospectus. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Stockholder, underwriter or controlling person and shall survive the transfer of the Registerable Shares by such Stockholder.

  Indemnification by Stockholders. To the extent permitted by law, each Stockholder shall severally (but not jointly and pro rata with the other Stockholders) indemnify and hold harmless Exelixis, its successors and assigns, its officers and directors, any underwriter of Exelixis (as defined in the 1933 Act) with respect to the Registerable Shares, and each person, if any, who controls Exelixis or any such underwriter within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages, liabilities or actions (joint or several) to which they may become subject under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Forms S-3 on the effective date thereof, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that (1) the person asserting any such loss, claim, damage, liability or action did not receive a copy of an amended preliminary propspectus or the final prospectus at or prior to the written confirmation of the sale of the Registrable Shares to such person, and the untrue statement or alleged untrue statement was corrected in the amended preliminary prospectus or the final prospectus, and (2) such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished by such Stockholder expressly for use in such registration, or (ii) the failure of such Stockholder at or prior to the written confirmation of the sale of the Registerable Shares held by such Stockholder to send or arrange delivery of a copy of an amended final prospectus to the person asserting any such loss, claim, damage, liability or action who purchased the Registerable Shares which is the subject thereof and the untrue statement or alleged untrue statement or omission or alleged omission of a material fact was corrected in the amended final prospectus. Each Stockholder will reimburse Exelixis and each such officer or director or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action, provided however, that the liability of each Stockholder hereunder shall be limited to the proportion of such loss, claim, damage, liability or expense which is equal to the proportion that the net proceeds from the sale of the securities sold by such Stockholder under the Form S-3 bears to the total net proceeds from the sale of all securities sold thereunder, but not in any event to exceed the net proceeds received by such Stockholder from the sale of Registrable Shares covered by the Form S-3. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Exelixis or any such officer, director, underwriter or controlling person and shall survive the transfer of the Registerable Shares by such Stockholder.

  Indemnification Procedures. Promptly after receipt by a person who may be entitled to indemnification under this Section 5.2 (an "indemnified party") of notice of the commencement of any action (including any governmental action) for which indemnification may be available under this Section 5.2, such indemnified party shall, if a claim in respect thereof is to be made against any person who must provide indemnification under this Section 5.2 (an "indemnifying party"), notify the indemnifying party in writing of the commencement thereof, and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party; provided, however, that an indemnified party shall have the right to retain its own counsel (and the reasonable fees of such counsel shall be paid by the indemnifying party) and assume its own defense if (i) the retention of such counsel has been specifically authorized in writing by the indemnifying party, (ii) the indemnifying party has failed to promptly assume the defense and employ experienced counsel reasonably acceptable to the indemnified party after the indemnifying party has received the notice of the indemnification matter from the indemnified party, or (iii) the named parties to any such action include both the indemnified party and the indemnifying party, and the representation of both parties by the same counsel would be inappropriate due to a conflict of interest between them. It is understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate counsel for all indemnified parties unless the indemnified parties in good faith conclude and are advised by their counsel that there is an actual or potential conflict of interest among the indemnified parties. The failure to notify an indemnifying party promptly of the commencement of any such action, if and to the extent prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 5.2, but the omission to so notify the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise under this Section 5.2.

  For the avoidance of doubt, the parties' liability under this Agreement shall be limited in accordance with the provisions set forth in Clause 7 of the Merger Agreement.

Section 6: Other Provisions

6.1 Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

6.2 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth in Section 10.5 of the Merger Agreement (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto.

6.3 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

6.4 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same agreement.

6.5 Governing Law. This Agreement shall be governed by and construed in accordance withthe laws of the State of California (without giving effect to principles of conflicts of laws).

6.6 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. No Stockholder may assign such Stockholder's rights under this Agreement without the express prior written consent of Exelixis; provided, however, that (i) upon the death of a Stockholder, such Stockholder's rights under this Agreement shall be transferred to the person(s) who receive such Stockholder's Exelixis Common Stock under the laws of descent and distribution, (ii) a Stockholder may assign such Stockholder's rights under this Agreement, without prior written consent by Exelixis, to any member of its "immediate family" as defined in the "Lock-Up Agreement" or any organization qualified as a not-for-profit organization under the U.S. Internal Revenue Code or in connection with an estate planning transaction and (iii) such Stockholder may transfer 50,000 or more of the Registerable Shares (subject to appropriate adjustment based on stock dividends, stock splits and other similar transactions after the date hereof) and the corresponding rights under this Agreement, without the prior written consent of Exelixis, to any transferee who agrees in writing to be bound by the terms of this Agreement to the same extent as if such transferee were a Stockholder hereunder. Nothing in this Agreement, express or implied, is intended to confer, or shall be deemed to confer, upon any person other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

6.7 Waiver. No failure on the part of any person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

6.8 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

6.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

6.10 Parties in Interest. Except for the provisions of Section 5.2, none of the provisions of this Agreement is intended to provide any rights or remedies to any person other than the parties hereto and their respective successors and assigns.

6.11 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof. Any oral representations or modifications of this Agreement shall be of no effect.

6.12 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

6.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

This Registration Rights Agreement has been executed and delivered as of the date first stated above.

Exelixis, Inc.

By:

Name:

Title:

Stockholder:

By:

Name:

Title:

Exhibit A

Stockholders (Sellers and Option Sellers)

          International BM Biomedicine Holdings AG

          Atlas Venture Fund II, Limited Partnership

          Atlas Venture Germany B.V.

          Atlas Venture Europe Fund B.V.

          Prof. Stelios Papadopoulos

          Adwest Limited Partnership

          Advent Partners Limited Partnership

          Rovent II Limited Partnership

          Advent Performance Materials Limited Partnership

          Oxford Bioscience Partners II Limited Partnership

          Oxford Bioscience Partners (Adjunct) II Limited Partnership

          Oxford Bioscience Partners (GS-Adjunct) Limited Partnership

          Oxford Bioscience Partners (Bermuda) II Limited Partnership

          Biotechvest Limited Partnership

          3i Group Investments Limited Partnership

          Global Life Science Holding V GmbH

          tbg Technologie-Beteiligungs-Gesellschaft mbH der Deutschen Ausgleichsbank

          MILOS Vermögensverwaltungs GmbH

          CBG Commerz Beteiligungsgesellschaft GmbH

          Max-Planck-Gesellschaft zur Förderung der Wissenschaften e.V.

          Prof. Dr. Peter Stadler

          Prof. Dr. Christiane Nüsslein-Volhard

          Prof. Dr. Klaus Rajewsky

Schedule 5.1(i)

Declaration of Option Sellers and Purchaser

We, the Option Sellers, hereby declare that we have not accepted and will not accept from the Purchaser or any other person on behalf of the Purchaser any benefits for the sale and transfer of our shares in the Company other than the benefits set forth in the Agreement or resulting from its implementation.

We, the Purchaser, declare that we have not granted and will not grant any benefit for the purchase and transfer of the Option Sellers' shares in the Company other than the benefits set forth in the Agreement or resulting from its implementation.

The capitalized terms used in this statement shall have the meanings ascribed to them in the Agreement to which this declaration is attached.

Cologne, [   ] April 2001

_____________________________

Prof. Dr. Christiane Nüsslein-Volhard

_____________________________

Prof. Dr. Klaus Rajewsky

_____________________________

Prof. Dr. Peter Stadler

_____________________________

For Exelixis

Schedule 13.2

Addresses

No.	Name	Address

01	International BM Biomedicine Holdings AG	Contact: Mr. Patrick Weber Nauenstrasse 41 CH-4002 Basel facsimile: +41 61 270 82 19

02	Atlas Venture Fund II, Limited Partnership	Contact: Mr. Jason Fisherman 222 Berkeley Street Suite 1950 Boston, MA 02116 USA facsimile: +1 617 951 05 66

03	Atlas Venture Germany B.V.	Contact: Hans Bosman c/o Atlas Venture Leeuwenveldseweg 16 1382 LX Weesp The Netherlands phone: 0031 (0)29 428 0630 facsimile: 0031 (0)29 441 8400 e-mail: hbosman@atlasventure.com

04	Atlas Venture Europe Fund B.V.	Contact: Hans Bosman c/o Atlas Venture Leeuwenveldseweg 16 1382 LX Weesp The Netherlands phone: 0031 (0)29 428 0630 facsimile: 0031 (0)29 441 8400 e-mail: hbosman@atlasventure.com

05	Prof. Stelios Papadopoulos	1285 Avenues of the Americas New York, NY 10019 USA facsimile:

06	Adwest Limited Partnership	Contact: Mr. Jason Fisherman 75 State Street Boston, MA 02109 USA facsimile: +1 617 951 05 66

07	Advent Partners Limited Partnership	Contact: Mr. Jason Fisherman 75 State Street Boston, MA 02109 USA facsimile: +1 617 951 05 66

08	Rovent II Limited Partnership	Contact: Mr. Jason Fisherman 75 State Street Boston, MA 02109 USA facsimile: +1 617 951 05 66

09	Advent Performance Materials Limited Partnership	Contact:Mr. Jason Fisherman 75 State Street Boston, MA 02109 USA facsimile: +1 617 951 05 66

10	Oxford Bioscience Partners II Limited Partnership	Contact: Mr. Edmund M. Olivier 31 St. James Ave. Boston, MA 02116 USA facsimile: +1 714 754 68 02 or +1 617 357 74 76

11	Oxford Bioscience Partners (Adjunct) II Limited Partnership	Contact: Mr. Edmund M. Olivier 31 St. James Ave. Boston, MA 02116 USA facsimile: +1 714 754 68 02 or +1 617 357 74 76

12	Oxford Bioscience Partners (GS-Adjunct) II Limited Partnership	Contact: Mr. Edmund M. Olivier 31 St. James Ave. Boston, MA 02116 USA facsimile: +1 714 754 68 02 or +1 617 357 74 76

13	Oxford Bioscience Partners (Bermuda) II Limited Partnership	Contact: Mr. Edmund M. Olivier c/o Westbroke Limited Richmond House 12, Par-la-ville Road P.O. Box [ ] Hamilton HM DX Bermuda facsimile: +1 714 754 68 02 or +1 617 357 74 76

14	Biotechvest Limited Partnership	Contact: c/o Farley Industries Inc. 500 Sears Tower 233 South Wacker Drive Chicago, IL 60606 USA facsimile:

15	3i Group Investments Limited Partnership	Contact: 91 Waterloo Road SE1 8XP London UK facsimile:

16	Global Life Science Holding V GmbH	Contact: Von-der-Tann-Strasse 3 D-80539 München facsimile:

17	tbg Technologie-Beteiligungs-Gesellschaft mbH der Deutschen Ausgleichsbank	Contact: Ludwig-Erhard-Platz 3 D-53179 Bonn facsimile:

18	MILOS Vermögensvewaltungs GmbH	Contact: Unter Sachsenhausen 4 D-50667 Köln facsimile:

19	CBG Commerz Beteiligungsgesellschaft mbh	Contact: Kaiserstr. 16 D-60311 Frankfurt/Main facsimile:

20	Max-Planck-Gesellschaft zur Förderung der Wissenschaft e.V.	Contact: Hofgartenstrasse 8 D-80539 München facsimile:

21	Prof. Dr. Peter Stadler	Wilhelmstrasse 10 D-42781 Haan facsimile:

22	Prof. Dr. Christine Nüsslein-Volhard	Spemannstrasse 35 D-72076 Tübingen facsimile:

23	Prof. Dr. Klaus Rajewsky	Bachemer Strasse 95 D-50933 Köln facsimile:

24	Exelixis, Inc.	Contact: Mr. Glen Sato 170 Harbor Way P.O. Box 511 South San Francisco, CA 94083-0511 USA facsimile: +1 650 837 8 205 email: gsato@exelixis.com